Exhibit 99.1
For Release:    Immediately

Contact:	Media -
	Aidan Gormley -Director, Corporate Communications	216-896-3258
aidan.gormley@parker.com
Financial Analysts -
	Pamela Huggins, Vice President - Treasurer	216-896-2240
phuggins@parker.com

Stock symbol:	PH - NYSE

Parker Reports Fiscal 2014 Second Quarter Sales, Net Income and Earnings per Share

•	Orders increase 5 percent, sales increase 1.3 percent, 3.1 percent organically

•	Earnings per diluted share reach $1.66, or $1.24 excluding non-recurring items

•	Non-recurring items consist of a joint venture gain of $1.68 per diluted share and asset write downs of $1.26 per diluted share

•	Company maintains full year adjusted earnings guidance at midpoint of $6.40 per diluted share

CLEVELAND, January 22, 2014 -- Parker Hannifin Corporation (NYSE: PH), the global leader in motion and control technologies, today reported results for the fiscal 2014 second quarter ended December 31, 2013. Fiscal 2014 second quarter sales increased 1.3 percent to $3.11 billion, compared with $3.07 billion in the prior year quarter. Organic growth was 3.1 percent, which excludes an increase of 0.3 percent from acquisitions, a decrease of 0.7 percent from foreign currency translation, and a decrease of 1.4 percent from a joint venture agreement with GE Aviation. Fiscal 2014 second quarter as reported net income was $253.4 million, or $1.66 earnings per diluted share compared with $181.1 million or $1.19 earnings per diluted share in the prior year quarter. Adjusted net income for the fiscal 2014 second quarter was $189.9 million, or $1.24 earnings per diluted share. Fiscal 2014 second quarter adjusted net income and earnings per diluted share exclude asset write downs and a previously announced gain associated with a joint venture agreement between Parker Aerospace and GE Aviation. A reconciliation of adjusted net income and earnings per diluted share to as reported net income and earnings per diluted share is included with the financial tables attached to this news release.

Cash flow from operations was $540.1 million or 8.5 percent of sales for the first six months of fiscal 2014 compared with $347.3 million or 5.5 percent of sales in the prior year period. Excluding a discretionary contribution to the company’s pension plan of $75 million for the first six months of fiscal 2014 cash flow from operations was 9.7 percent of sales.

“Earnings on an adjusted basis were ahead of what we expected for this quarter as we continue to perform well operationally,” said Chairman, CEO and President, Don Washkewicz. “With continued positive order growth and modestly improved macro-economic trends, we remain optimistic about stronger operating performance in the second half of fiscal year 2014.”

Segment Results
Diversified Industrial Segment: North American second quarter sales increased 0.6 percent to $1.33 billion, and operating income was $200.6 million compared with $190.4 million in the same period a year ago. International second quarter sales increased 4.7 percent to $1.28 billion, and operating income was $134.2 million compared with $125.0 million in the same period a year ago.

Aerospace Systems Segment: Second quarter sales decreased 4.7 percent to $503.8 million, reflecting the impact of the previously announced joint venture between Parker Aerospace and GE Aviation, and operating income was $45.0 million compared with $52.2 million in the same period a year ago.

Orders
Parker reported an increase of 5 percent in orders for the quarter ending December 31, 2013, compared with the same quarter a year ago. The company reported the following orders by business:

•	Orders increased 3 percent in the Diversified Industrial North America businesses compared with the same quarter a year ago.

•	Orders increased 6 percent in the Diversified Industrial International businesses compared with the same quarter a year ago.

•	Orders increased 7 percent in Aerospace Systems segment on a rolling 12-month average basis.

Outlook
For the fiscal year ending June 30, 2014, the company has provided guidance for adjusted earnings per diluted share in the range of $6.20 to $6.60. Fiscal 2014 adjusted earnings guidance includes previously announced restructuring expenses of approximately $0.47 per diluted share, but does not include the following non-recurring items: a gain of $1.68 per diluted share associated with the previously announced joint venture agreement between Parker Aerospace and GE Aviation and asset write downs of $1.26 earnings per diluted share recorded in the quarter ended December 31, 2013. Restructuring expenses were $0.07 per diluted share in the second quarter of fiscal 2014 and $0.13 per diluted share year-to-date.

Washkewicz added, “Operationally, our outlook is essentially unchanged. We are optimistic that modestly improved macro-economic trends will continue and anticipate that we will deliver another strong year.”

NOTICE OF CONFERENCE CALL: Parker Hannifin's conference call and slide presentation to discuss its fiscal 2014 second quarter results are available to all interested parties via live webcast today at 11:00 a.m. ET, on the company's investor information web site at www.phstock.com. To access the call, click on the "Live Webcast" link. From this link, users also may complete a pre-call system test and register for e-mail notification of future events and information available from Parker. A replay of the conference call will also be available at www.phstock.com for one year after the call.

With annual sales of $13 billion in fiscal year 2013, Parker Hannifin is the world's leading diversified manufacturer of motion and control technologies and systems, providing precision-engineered solutions for a wide variety of mobile, industrial and aerospace markets. The company employs approximately

58,000 people in 49 countries around the world. Parker has increased its annual dividends paid to shareholders for 57 consecutive fiscal years, among the top five longest-running dividend-increase records in the S&P 500 index. For more information, visit the company's web site at www.parker.com, or its investor information web site at www.phstock.com.

Note on Orders
Orders provide near-term perspective on the company's outlook, particularly when viewed in the context of prior and future quarterly order rates. However, orders are not in themselves an indication of future performance. All comparisons are at constant currency exchange rates, with the prior year restated to the current-year rates. All exclude acquisitions until they can be reflected in both the numerator and denominator. Aerospace comparisons are rolling 12-month average computations. The total Parker orders number is derived from a weighted average of the year-over-year quarterly percent change in orders for Diversified Industrial North America and Diversified Industrial International, and the year-over-year 12-month rolling average of orders for the Aerospace Systems segment.

Note on Non-GAAP Numbers
This press release contains references to (a) sales growth excluding the effects of acquisitions, divestitures and currency exchange rates, (b) net income without the effect of a gain associated with a joint venture agreement and asset write downs, (c) actual and forecasted earnings per diluted share without the effect of a gain associated with a joint venture agreement and asset write downs, and (d) cash flow excluding discretionary contributions to the company’s pension plan. The effects of acquisitions, divestitures, currency exchange rates, gain associated with a joint venture agreement, asset write downs, and pension plan contributions are removed to allow investors and the company to meaningfully evaluate changes in sales, net income, earnings per diluted share, and cash flow on a comparable basis from period to period.

Forward-Looking Statements
Forward-looking statements contained in this and other written and oral reports are made based on known events and circumstances at the time of release, and as such, are subject in the future to unforeseen uncertainties and risks. All statements regarding future performance, earnings projections, events or developments are forward-looking statements. It is possible that the future performance and earnings projections of the company, including its individual segments, may differ materially from current expectations, depending on economic conditions within its mobile, industrial and aerospace markets, and the company's ability to maintain and achieve anticipated benefits associated with announced realignment activities, strategic initiatives to improve operating margins, actions taken to combat the effects of the current economic environment, and growth, innovation and global diversification initiatives. A change in the economic conditions in individual markets may have a particularly volatile effect on segment performance. Among other factors which may affect future performance are: changes in business relationships with and purchases by or from major customers, suppliers or distributors, including delays or cancellations in shipments, disputes regarding contract terms or significant changes in financial condition, changes in contract cost and revenue estimates for new development programs and changes in product mix; ability to identify acceptable strategic acquisition targets; uncertainties surrounding timing, successful completion or integration of acquisitions and similar transactions; the ability to successfully divest businesses planned for divestiture and realize the anticipated benefits of such divestitures; the determination to undertake business realignment activities and the expected costs thereof and, if undertaken, the ability to complete such activities and realize the anticipated cost savings from such activities; the ability to realize anticipated benefits of the consolidation of the Climate and Industrial Controls Group; threats associated with and efforts to combat terrorism; uncertainties surrounding the ultimate resolution of outstanding legal proceedings, including the outcome of any appeals; competitive market conditions and resulting effects on sales and pricing; increases in raw material costs that cannot be recovered in product pricing; the company's ability to manage costs related to insurance and employee retirement and health care benefits; and global economic factors, including manufacturing activity, air travel trends, currency exchange rates, difficulties entering new markets and general economic conditions such as inflation, deflation, interest rates and credit availability. The company makes these statements as of the date of this disclosure, and undertakes no obligation to update them unless otherwise required by law.

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PARKER HANNIFIN CORPORATION - DECEMBER 31, 2013				Exhibit 99.1
CONSOLIDATED STATEMENT OF INCOME
(Unaudited)	Three Months Ended December 31,		Six Months Ended December 31,
(Dollars in thousands except per share amounts)	2013	2012	2013	2012

Net sales	$3,106,006	$3,065,495	$6,332,150	$6,280,430
Cost of sales	2,419,971	2,421,972	4,896,380	4,899,419
Gross profit	686,035	643,523	1,435,770	1,381,011
Selling, general and administrative expenses	398,636	381,100	805,566	762,222
Goodwill and intangible asset impairment	188,870	—	188,870	—
Interest expense	20,851	24,216	41,809	47,725
Other (income), net	(417,638)	(24,422)	(419,881)	(27,623)
Income before income taxes	495,316	262,629	819,406	598,687
Income taxes	241,912	81,515	321,682	177,625
Net income	253,404	181,114	497,724	421,062
Less: Noncontrolling interests	116	152	120	359
Net income attributable to common shareholders	$253,288	$180,962	$497,604	$420,703

Earnings per share attributable to common shareholders:
Basic earnings per share	$1.70	$1.21	$3.34	$2.82
Diluted earnings per share	$1.66	$1.19	$3.28	$2.77

Average shares outstanding during period - Basic	149,153,599	149,001,273	149,195,452	149,143,561
Average shares outstanding during period - Diluted	152,151,024	152,198,704	151,743,389	152,018,025

Cash dividends per common share	$0.45	$0.41	$0.90	$0.82

RECONCILIATION OF NET INCOME AND EARNINGS PER DILUTED SHARE TO ADJUSTED NET INCOME AND EARNINGS PER DILUTED SHARE
Net income	$253,404	$181,114	$497,724	$421,062
Adjustments:
Asset writedowns	192,188	—	192,188	—
Gain related to joint venture agreement	(255,652)	—	(255,652)	—
Adjusted net income	$189,940	$181,114	$434,260	$421,062

Earnings per diluted share	$1.66	$1.19	$3.28	$2.77
Adjustments:
Asset writedowns	1.26	—	1.26	—
Gain related to joint venture agreement	(1.68)	—	(1.68)	—
Adjusted earnings per diluted share	$1.24	$1.19	$2.86	$2.77

PARKER HANNIFIN CORPORATION - DECEMBER 31, 2013				Exhibit 99.1
BUSINESS SEGMENT INFORMATION BY INDUSTRY
(Unaudited)	Three Months Ended December 31,		Six Months Ended December 31,
(Dollars in thousands)	2013	2012	2013	2012
Net sales
Diversified Industrial:
North America	$1,325,402	$1,317,380	$2,713,277	$2,742,659
International	1,276,851	1,219,459	2,547,646	2,468,032
Aerospace Systems	503,753	528,656	1,071,227	1,069,739
Total	$3,106,006	$3,065,495	$6,332,150	$6,280,430
Segment operating income
Diversified Industrial:
North America	$200,628	$190,431	$434,826	$434,506
International	134,198	125,047	307,608	281,645
Aerospace Systems	45,034	52,172	102,332	114,070
Total segment operating income	379,860	367,650	844,766	830,221
Corporate general and administrative expenses	46,819	45,401	94,029	85,168
Income before interest expense and other expense	333,041	322,249	750,737	745,053
Interest expense	20,851	24,216	41,809	47,725
Other (income) expense	(183,126)	35,404	(110,478)	98,641
Income before income taxes	$495,316	$262,629	$819,406	$598,687

		Exhibit 99.1
PARKER HANNIFIN CORPORATION - DECEMBER 31, 2013
CONSOLIDATED BALANCE SHEET
(Unaudited)	December 31,	June 30,	December 31,
(Dollars in thousands)	2013	2013	2012
Assets
Current assets:
Cash and cash equivalents	$2,139,522	$1,781,412	$497,635
Accounts receivable, net	1,861,849	2,062,745	1,802,405
Inventories	1,448,628	1,377,405	1,515,325
Prepaid expenses	169,262	182,669	152,477
Deferred income taxes	125,612	126,955	127,905
Total current assets	5,744,873	5,531,186	4,095,747
Plant and equipment, net	1,820,312	1,808,240	1,844,643
Goodwill	3,161,699	3,223,515	3,295,141
Intangible assets, net	1,220,547	1,290,499	1,367,978
Other assets	916,505	687,458	857,852
Total assets	$12,863,936	$12,540,898	$11,461,361

Liabilities and equity
Current liabilities:
Notes payable	$1,217,292	$1,333,826	$510,006
Accounts payable	1,074,512	1,156,002	1,073,233
Accrued liabilities	839,095	894,296	810,546
Accrued domestic and foreign taxes	172,204	136,079	94,475
Total current liabilities	3,303,103	3,520,203	2,488,260
Long-term debt	1,507,019	1,495,960	1,509,238
Pensions and other postretirement benefits	1,303,527	1,372,437	1,704,349
Deferred income taxes	112,561	102,920	128,892
Other liabilities	339,440	307,897	301,633
Shareholders' equity	6,295,226	5,738,426	5,325,717
Noncontrolling interests	3,060	3,055	3,272
Total liabilities and equity	$12,863,936	$12,540,898	$11,461,361

		Exhibit 99.1
PARKER HANNIFIN CORPORATION - DECEMBER 31, 2013
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)	Six Months Ended December 31,
(Dollars in thousands)	2013	2012

Cash flows from operating activities:
Net income	$497,724	$421,062
Depreciation and amortization	170,090	163,827
Stock incentive plan compensation	75,370	46,527
Goodwill and intangible asset impairment	188,870	—
Gain on sale of deconsolidation of subsidiary	(412,612)	—
Gain on sale of businesses	—	(12,708)
Net change in receivables, inventories, and trade payables	53,841	102,612
Net change in other assets and liabilities	(80,362)	(408,895)
Other, net	47,188	34,913
Net cash provided by operating activities	540,109	347,338
Cash flows from investing activities:
Acquisitions (net of cash of $33,160 in 2012)	728	(621,716)
Capital expenditures	(111,847)	(140,221)
Proceeds from sale of plant and equipment	8,790	14,173
Proceeds from sale of businesses	—	68,569
Proceeds from deconsolidation of subsidiary	202,498	—
Other, net	(728)	(7,765)
Net cash provided by (used in) investing activities	99,441	(686,960)
Cash flows from financing activities:
Net payments for common stock activity	(81,784)	(101,160)
Acquisition of noncontrolling interests	—	(1,072)
Net (payments for) proceeds from debt	(116,834)	168,712
Dividends	(134,718)	(123,328)
Net cash (used in) financing activities	(333,336)	(56,848)
Effect of exchange rate changes on cash	51,896	55,788
Net increase (decrease) in cash and cash equivalents	358,110	(340,682)
Cash and cash equivalents at beginning of period	1,781,412	838,317
Cash and cash equivalents at end of period	$2,139,522	$497,635

		Exhibit 99.1
PARKER HANNIFIN CORPORATION
RECONCILIATION OF FORECASTED EARNINGS PER DILUTED SHARE TO ADJUSTED FORECASTED EARNINGS PER DILUTED SHARE
(Unaudited)
(Amounts in dollars)
	Fiscal Year 2014
Forecasted earnings per diluted share	$6.62 to $7.02
Adjustments:
Asset writedowns	$1.26
Gain related to joint venture agreement	$(1.68)
Adjusted forecasted earnings per diluted share	$6.20 to $6.60